For More Information:
Karl F. Krebs
Chief Financial Officer
Phone: 585.786.1125
Email: kfkrebs@fiiwarsaw.com

Financial Institutions Declares Cash Dividend

WARSAW, N.Y., August 25, 2010 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced that its Board of Directors declared a cash dividend of $0.10 per common share. The Company also announced dividends of $0.75 per share on Series A 3% Preferred Stock and $2.12 per share on Series B-1 8.48% Preferred Stock. All dividends are payable on October 4, 2010 to shareholders of record on September 13, 2010.

Peter G. Humphrey, President and CEO stated, “Declaring this quarterly dividend is a reflection of our confidence in the future performance of the company. Our strong second quarter earnings reflect the ongoing efforts to unlock our full potential.”

About Financial Institutions, Inc.
With approximately $2.1 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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